                                                                                                                             Exhibit C-1

                                          COMMONWEALTH OF VIRGINIA
                                       STATE CORPORATION COMMISSION
                                           COUNSEL TO THE COMMISSION
                                     BOX 1197, RICHMOND, VIRGINIA 23238
                                                            (804) 371-9778
                                                       FAX: (804) 371-9376
                                                               July 12, 2002

VIA FACSIMILE AND REGULAR MAIL
Ms. Catherine A. Fisher
Assistant Director
Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:       Pepco Holdings, Inc.
                        SEC File No. 70-9913 and 70-9947

Dear Ms. Fisher:

                        By letter dated June 20, 2002, you requested that the Virginia State

CorporationCommission ("SCC") provide its views regarding certain issues arising in connection with an application filed by Pepco Holdings, Inc. ("PHI") with the Securities and Exchange Commission ("SEC"). As you note in your letter, PHI has an application pending before the SEC for approval to become a registered holding company under the

Public Utility Holding Company Act of 1935 by virtue of its proposed merger of

Conectiv and Potomac Electric Power Company. Specifically, you have requested that the SCC provide its views as to its ability to protect Delmarva Power & Light Company

("Delmarva") and its ratepayers in light of PHI's request to increase its current investment limit in exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs")

to an amount equal to 100% of retained earnings plus $3.5 billion, which equates to over

450% of retained earnings.

                        The SEC has jurisdiction over the retail electric rates in Virginia of

Delmarva and has the statutory authority to supervise and regulate Delmarva in all matters relating to the performance of its public duties. PHI, on the other hand, will be a registered holding company subject to SEC regulation if its application is approved by the SEC. I note that Delmarva, as wholly-owned subsidiary of PHI, is totally dependent on PHI for its equity capital. As a result, should PHI encounter financial difficulties as a result of its proposed investments in FUCOs and EWGs, Delmarva may be without access to equity capital, or to adequate levels of equity capital, to meet its various public service duties under the Code of Virginia. Moreover, these investments could have a negative impact on Delmarva's debt ratings and cost of capital.

                        With these concerns in mind, we have requested and received certain commitments and assurances from Delmarva and PHI. A copy of these assurances and commitments is attached to this letter. In addition to these assurances and commitments,

the SCC asks that the SEC make clear in any subsequent order issued in this case that

PHI's public utility subsidiaries, in furtherance of their public service obligations, have a priority claim on capital from PHI, over FUCO and EWG investments.

                        Based upon the assurances and commitments made by Delmarva and PHI,

the SEC's order making it clear that Delmarva and other PHI utility subsidiaries have a priority claim on capital from PHI, and considering the regulatory authority it currently possesses, the SCC is of the opinion that PHI's proposal will not impair the present ability of the SCC to protect Delmarva and its ratepayers in the Commonwealth of Virginia.

                        The above statements of the SCC is expressly subject to being revised or withdrawn by the SCC if it deems such action to be appropriate in the future.

                                                                       Sincerely,

                                                                       /s/ John F. Dudley
                                                                       Counsel to the Commission

Enclosure

cc:  Chairman Clinton Miller
       Commissioner Theodore V. Morrison, Jr.
       Commissioner Hullihen Williams Moore
       Lawrence T. Oliver, Asst. Director - Economics & Finance, State Corporation
       Commission
       J. Mack Wathen, Director, Planning, Finance and Regulation, Delmarva Power &
       Light Co.
       Dennis R. Wraase, President, Pepco Holdings, Inc.